EXHIBIT 99.1
Dear SCO Customer and Partners,
Undoubtedly you have heard news about the recent adverse court ruling regarding the situation between SCO and Novell. The company is obviously disappointed with the ruling issued last Friday. We feel it important to outline for you the ruling and what impact, if any, this might have on you.
First, the court clearly determined that SCO owns the copyrights to the technology developed or derived by SCO after Novell transferred the assets to SCO in 1995. We continue to believe that when SCO paid more than $100 million dollars for the UNIX technology to Novell in 1995, we purchased everything. We believe that “All rights and ownership of UNIX and UnixWare, including but not limited to all versions of UNIX and UnixWare and all copies of UNIX and UnixWare (including revisions and updates in process), and all technical, design, development, installation, operation and maintenance information concerning Unix and UnixWare, including source code, source documentation, source listings...” means just what it says, but the court did not agree.
Second, the court ruling on Friday continues to assert that SCO owns all copyrights to the new development in all subsequent versions of UnixWare up through the most current release of UnixWare which includes substantial portions of SCO UnixWare Gemini 64. Also, SCO owns the exclusive, worldwide license to use the UnixWare trademark, which is owned by The Open Group.
Third, SCO’s ownership of OpenServer and its Mobile Server platforms were not challenged and remain intact. These SCO platforms continue to drive enterprises large and small and our rapidly developing mobile business is being well received in the marketplace.
This ruling has no impact on SCO’s ability to continue to develop and support all versions of UnixWare and OpenServer as well as the recently announced OpenServer 6M and UnixWare 7M as well as our new mobility products. It has no impact on your ability to sell, service, support and develop to any of our UNIX operating systems.
Fourth, the court did not dismiss our claims against Novell regarding the non compete provisions of the 1995 Technology License Agreement relating to Novell’s distribution of Linux to the extent implicated by the technology developed by SCO after 1995. Those issues remain to be litigated.
Although the district judge ruled in Novell’s favor on important issues, the case has not yet been fully vetted by the legal system and we will continue to explore our options with respect to how we move forward from here.
Fifth, as many of you have noted by our recent SCO Tec Forum, SCO’s primary business is not to litigate or to solely rely on outcomes in the court, but to rapidly evolve SCO’s technology platforms to meet your needs in the marketplace. For more than three years SCO has continued to upgrade its UNIX operating systems (including releasing perhaps the single most significant upgrade in its history with OpenServer 6) as well as innovate in the areas of the fastest growing sector of IT, mobile computing.
That being said, we do feel a responsibility to you and our shareholders to defend our rights when we believe they have been violated and that is simply what we continue to do within the courts. In the end, our legal team will focus on the necessary actions needed to protect SCO, its customers and shareholders.
SCO’s management, development, service and sales teams will continue to focus on driving the business forward including releasing the upcoming OpenServer MP3 and new mobile technologies and provide you, our customers, with the best technology in the industry.
Sincerely,
Darl McBride
President and CEO
This letter is subject to the safe harbor statement regarding forward-looking statements included in our Current Report on Form 8-K filed with the SEC on August 16, 2007.